NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 14, 2019 pursuant to the provisions of Rule 12d2-2 (a). Pursuant to the Certificate of Domestication of One Madison Corporation (Cayman Islands) which became effective on May 31, 2019, each Unit, consisting of one Class A ordinary share and one-half of one warrant, Class A Ordinary Shares, and Warrants automatically converted, on a one-for-one basis, into Ranpak Holdings Corp. (Delaware). This Form 25 is being filed in connection with the discontinuation of trading on the NYSE of One Madison Corporation (Cayman Islands) Units. In addition, this Form 25 is being filed in connection with the discontinuation of trading of the NYSE of One Madison Corporation (Cayman Islands) Class A Ordinary Shares and Warrants and does not affect the continued listing on the NYSE of the Class A Common Stock and Warrants of Ranpak Holdings Corp. (Delaware). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 31, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions the security were suspended from trading pre-market on June 3, 2019.